Exhibit 19
UNITED NATURAL FOODS, INC.
AMENDED AND RESTATED
POLICY REGARDING TRADING IN COMPANY SECURITIES
Adopted: September 26, 2019; Most Recently Amended September 21, 2023
I.INTRODUCTION

This Insider Trading Policy (this “Policy”) provides guidelines with respect to transactions in the securities of United Natural Foods, Inc. (the “Company”) and the handling of certain confidential information about the Company, its subsidiaries and third parties with which the Company does business.
This Policy is designed to help you comply with insider trading laws, handle confidential information properly, avoid potentially embarrassing public disclosures and avoid the appearance of impropriety in connection with your purchase and sale of Company Securities (as defined below). This Policy includes the following key elements:
•a prohibition of trading while aware of, and “tipping” others concerning, Material Nonpublic Information (as defined below);
•preclearance procedures that Insiders (as defined below) must follow before transacting in Company Securities;
•“blackout periods” during which Restricted Insiders (as defined below) may not transact in Company Securities;
•provisions relating to the reporting of acquisitions or dispositions of Company Securities by directors and Section 16 Officers;
•provisions relating to pre-arranged trading pursuant to Rule 10b5-1 Plans (as defined below); and
•penalties for violations.
The Company has adopted this Policy to promote compliance by Covered Persons (as defined below) with applicable laws that prohibit persons who are aware of Material Nonpublic Information about a company (i) trading in securities of that company, or (ii) providing Material Nonpublic Information to other persons who may trade on the basis of that information.
If you have any questions about the application of this Policy, or if you would like to make a request for an exception, please contact our General Counsel. Although our General Counsel generally is responsible for the implementation of this Policy, he or she may designate associates

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to carry out any of the duties described in this Policy. Please direct your questions and requests to [email address].
II.WHO IS SUBJECT TO THIS POLICY?

This Policy applies to the following individuals (collectively, “Covered Persons”): (i) members of the Company’s board of directors (“directors”), (ii) officers and associates of the Company and its subsidiaries, (iii) contractors, consultants and advisors of the Company and its subsidiaries who have Material Nonpublic Information concerning the Company or its subsidiaries, and (iv) Related Persons (as defined below). All Covered Persons are responsible for reading this Policy and complying with it.
This Policy also includes a section called “Additional Policies and Procedures for Insiders” (the “Additional Policies”), which applies to the Company’s directors and executive officers, associates with a title of “Vice President” or higher, Internal Audit, Accounting/Finance, and Legal personnel with a title of “Director” or higher, and certain other associates who may periodically have access to Material Nonpublic Information (collectively, “Insiders”). The Additional Policies contain provisions applicable to all Insiders relating to the Company’s preclearance and broker interface procedures.
The Additional Policies also contain provisions relating to “blackout periods” during which Restricted Insiders may not transact in Company Securities (other than pursuant to Rule 10b5-1 Plans). “Restricted Insiders” are a subset of Insiders consisting of the Company’s directors and executive officers, associates with a title of “Vice President” or higher, Accounting/Finance department personnel with a title of “Director” or higher who are involved in financial reporting or financial planning & analysis, and certain other associates who routinely have access to Material Nonpublic Information.

The Additional Policies also contains provisions relating to the reporting of acquisitions or dispositions of Company Securities by directors and Section 16 Officers of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).
Guidelines and requirements for adopting Rule 10b5-1 Plans applicable to all Covered Persons are attached to this Policy as Exhibit A.
The following table summarizes the applicability of certain portions of this Policy to certain Covered Persons:

		Policy Regarding Trading in Company Securities	Additional Policies for Insiders				Exhibit A
			Preclearance and Broker Interface Procedures	Rules for Specific Transactions	Blackout Periods	Exchange Act Section 16 Reporting	Guidelines for Rule 10b5-1 Plans
Covered Persons	(1)	✓	✗	✗	✗	✗	✓
Insiders	(2)	✓	✓	✓	✗	✗	✓
Restricted Insiders	(3)	✓	✓	✓	✓	✗	✓

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Directors & Section 16 Officers	✓	✓	✓	✓	✓	✓
(1)    Applies to Covered Persons who are not Insiders.
(2)    Applies to Insiders who are not Restricted Insiders.
(3)    Applies to Restricted Insiders who are not Directors or Section 16 Officers.

This Policy applies to all Covered Persons, permanent or temporary, salaried or hourly, both in and outside the United States. This Policy also applies to immediate family members of Covered Persons and persons who share the same household with a Covered Person, and any person or entity over which a Covered Person has control or influence with respect to a transaction in Company Securities (collectively, “Related Persons”).
Further, even after you are no longer employed by or affiliated with the Company, you must maintain the confidentiality of any confidential or proprietary information obtained during your employment or affiliation with the Company. This Policy continues to apply to transactions in Company Securities even after your separation from the Company. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Company Securities until that information has become public or is no longer material.
III.WHAT TRANSACTIONS ARE SUBJECT TO THIS POLICY?
This Policy applies to all transactions in the securities of the Company, including (but not limited to) common stock, preferred stock, options for the purchase of common stock, restricted stock, restricted stock units, and any other securities the Company may issue from time to time, such as debt securities, warrants and convertible debentures, and derivative securities relating to the Company’s capital stock, such as puts, calls and futures contracts, whether or not issued by the Company (collectively, “Company Securities”).
IV.YOU ARE INDIVIDUALLY RESPONSIBLE FOR COMPLYING WITH THIS POLICY AND APPLICABLE SECURITIES LAWS
Covered Persons have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company Securities while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that Related Persons, as discussed below, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the General Counsel or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. You could be subject to severe legal penalties (including criminal prosecution) and disciplinary action by the Company for any conduct prohibited by applicable securities laws or this Policy, including as described in more detail in Section VII (Penalties) below.
V.POLICY AGAINST INSIDER TRADING
Section 10(b) of the Exchange Act and Rule 10b-5 promulgated pursuant to the Exchange Act (“Rule 10b-5”) prohibit any Covered Person from (i) purchasing or selling any Company

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Securities if he or she has knowledge of any Material Nonpublic Information concerning the Company and (ii) disclosing to any other person any Material Nonpublic Information concerning the Company if it is reasonably foreseeable that such person may use that information in purchasing or selling Company Securities. Under this Policy, these same restrictions apply to Related Persons.
In addition, these same restrictions apply to Covered Persons and Related Persons with respect to Material Nonpublic Information concerning any other company that a Covered Person learns of in the course of his or her employment or affiliation with the Company. For example, you may not trade in the securities of other companies, such as vendors or suppliers of the Company or those companies with which the Company may be negotiating a major transaction, while in possession of Material Nonpublic Information about that company. Information that is not Material Nonpublic Information with respect to the Company may still be material to these other companies.
A.General Prohibition
Any Covered Person or any Related Persons who has Material Nonpublic Information relating to the Company may not, until the information becomes public, (i) buy or sell, directly or indirectly, Company Securities, (ii) engage in any other action to take personal advantage of that information, or (iii) pass that information on to others. In addition, any Covered Person or any Related Person who learns of Material Nonpublic Information about another entity with whom the Company does business may not trade in that entity’s securities until 12:00 p.m. on the third full trading day after the information becomes public. The only exceptions to this prohibition are those described in Section VI (Specific Policies).
You may, from time to time, have to forego a proposed transaction in Company Securities even if you had planned to make the transaction before learning of the Material Nonpublic Information and even though it might result in a financial loss. The appearance of impropriety must be avoided to preserve the Company’s reputation for adhering to the highest standards of conduct.
To ensure compliance with this Policy, all Covered Persons must:
•protect the confidentiality of Material Nonpublic Information by, for example, avoiding conversations about such information in public areas and by storing files containing Material Nonpublic Information in secure locations;
•not disclose (“tip”) Material Nonpublic Information to any other person (including family members) if that information could be used by that person for his or her direct or indirect profit by trading in the securities of companies (including the Company) to which the information relates or make recommendations or express opinions concerning transactions in the Company’s (or any other company’s) securities on the basis of Material Nonpublic Information;

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•not trade in a company’s securities when they learn, in the course of working for the Company, some Material Nonpublic Information about that company with which the Company does business, including a customer or supplier of the Company;
•decline comment and refer all inquiries concerning the Company which may be received from the media to the principal leader of the Company’s Communications Department or from the financial community to the principal leader of the Company’s Investor Relations Department; and
•report any unauthorized disclosure of Material Nonpublic Information, whether inadvertent or otherwise, immediately to our General Counsel.
The prohibition on “tipping” set out above includes supposedly “anonymous” communications such as in Internet chat rooms, blogs, and bulletin or message boards. Tipping may subject the tipper to criminal and civil penalties, even when the tipper does not profit by the prohibited disclosure.
In addition, any Covered Person who is no longer employed by, or affiliated with, the Company, but who has Material Nonpublic Information must continue to comply with this Policy and may not trade in Company Securities until 12:00 p.m. on the third full trading day after the Material Nonpublic Information in his or her possession has become public or until such information is no longer material.
Because securities laws regarding insider trading are complex, you should contact our General Counsel if you have any questions about whether information in your possession is Material Nonpublic Information or if a proposed transaction or communication would violate the securities laws or the terms of this Policy. Our General Counsel will determine the appropriate action. Please direct your questions and requests to [email address].
B.What is Material Nonpublic Information?
“Material Nonpublic Information” is information about a company that is both material and nonpublic.
For purposes of this Policy, information about a company is material if there is a substantial likelihood that a reasonable investor would consider the information important in deciding to buy, sell or hold a security of that company. Information may also be material if a reasonable investor would view the information as having significantly altered the “total mix” of information available about a particular investment or security. In other words, materiality may depend in part upon the context of other information that is available concerning the applicable company. Information that is not material in and of itself but which, when combined with other information, significantly alters the total mix of information available concerning a particular company, that seemingly unimportant piece of information may be material.

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Information is “nonpublic” unless and until it has been broadly disseminated or made widely available to the investing public generally, such as by means of a press release carried over a major news service or a public filing with the U.S. Securities and Exchange Commission (the “SEC”).
C.What Information is “Material”?
Although it is not possible to list all types of material information, the following are examples of the types of information that are particularly sensitive and should be treated as material:
•financial performance, especially quarterly or annual earnings information and guidance, including estimates or revisions;
•performance against or changes to externally communicated financial, sales or other performance targets
•performance against or changes to financial, sales or other internal budgets forecasts;
•discussions, even if preliminary in nature, proposals or agreements for a merger, acquisition or divestiture or a tender offer for another company’s securities;
•the loss or gain of a significant contract, sale, order or customer affiliation;
•liquidity problems or significant increases and decreases in total assets;
•management problems or any actual or potential change in control or changes in key members of management;
•judgments, threatened litigation, government investigations or administrative actions, or material developments in such matters;
•a major cybersecurity breach;
•significant food safety issues or major recalls;
•significant labor negotiations or disputes, including possible strikes;
•significant changes in business strategies, pricing strategies, sales volumes, mix of sales or market share, accounting or marketing;
•significant changes or developments in products or products lines;
•the public or private sale of additional securities;
•changes in debt ratings or analyst upgrades or downgrades of securities;

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•the establishment, commencement or discontinuation of a program to repurchase securities; and
•stock splits or changes in dividend policies.
The list above does not include all of the information that could be deemed to be material. Further, the courts and the SEC have declined to identify all information that could be deemed to be material. If you are uncertain whether you are in possession of Material Nonpublic Information, you should consult with our General Counsel. All types of information can be considered material. It is only upon specific judgment, based on all the evidence available, as to whether the information does constitute Material Nonpublic Information.
D.What Information is “Nonpublic”?
Information is “nonpublic” unless and until it has been broadly disseminated or made widely available to the investing public generally, such as by means of a press release carried over a major news service or a public filing with the SEC.

There also must be adequate time after the release of a press release or the filing of a report with the SEC for the market, as a whole, to digest the information; as a general rule, information should not be considered fully absorbed by the marketplace until 12:00 p.m. on the third full trading day after the information is released. The distribution of information through narrower channels, such as postings on websites that are not widely viewed, may be insufficient to make it public. Also, the fact that nonpublic information is reflected in rumors in the marketplace or on the Internet does not mean that the information has been publicly disseminated. It is important to note that even after information becomes public, many aspects relating to a matter may remain nonpublic. Information that is available to the public is public information – one may need to know where to look or whom to ask for it, but information that is available to anyone is considered public information.

If you are uncertain whether certain information has been publicly disseminated, you should consult with our General Counsel or assume that the information is nonpublic and material and treat it as confidential. In general, it is better to be safe than sorry.

VI.SPECIFIC POLICIES
To clarify the Company’s policies regarding certain frequently occurring situations in which the Covered Persons may trade in Company Securities, the Company has established the following policies. If you are not certain whether a proposed transaction complies with the policies described below, you should contact our General Counsel.
A.Employee Benefit Plans
Covered Persons who participate in the Company’s employee benefit plans (including the Company’s deferred compensation plan(s) and 401(k) retirement plan(s)) may not engage in any transactions under these plans to the extent the transactions involve (i) changes in contribution elections to a plan’s Company stock fund, and (ii) intra-plan transfers into or out of Company stock

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funds, during either blackout periods (for Restricted Insiders who are subject to the Company’s blackout periods, as described in the Additional Polices) or at any time while they possess Material Nonpublic Information. The mere receipt by a Covered Person of an equity award during any such period, would not, however, violate this Policy. In addition, the following transactions would not violate this Policy:
•automatic payroll deductions that (i) are used to purchase Company common stock under Company benefit plans (such as the Company’s 401(k) retirement plan(s)) and (ii) are made in accordance with a contribution election made when you were not aware of Material Nonpublic Information; and
•elections to have the Company withhold shares to satisfy tax withholding requirements on the exercise or vesting of equity awards, provided that your award agreement or the underlying equity incentive or benefit plan permits shares to be withheld for this purpose.
B.Option Exercises
Restricted Insiders who have options or other rights granted by the Company to purchase Company Securities from the Company may exercise the options or purchase rights only during the established quarterly open trading window. Covered Persons may not effect a net exercise (or other exercise in which you deliver Company Securities to the Company in order to pay the exercise price) with respect to options to purchase shares of the Company’s common stock during a blackout period (if you are a Restricted Insider who is subject to the Company’s blackout periods, as described in the Additional Polices) or at any time while you possess Material Nonpublic Information. Please be aware that any subsequent sale of securities purchased in accordance with this Policy (including sales made pursuant to a broker-assisted cashless exercise of stock options) must be (i) made during an open trading window (if you are a Restricted Insiders who are subject to the Company’s blackout periods, as described in the Additional Policies), (ii) made pursuant to a Rule 10b5-l Plan or (iii) otherwise approved by our General Counsel.
C.Restricted Stock Awards
This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which you elect to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. This Policy does, however, apply to any market sale of restricted stock.
D.Employee Stock Purchase Plan
From time to time, the Company may adopt employee stock purchase plans. This Policy does not apply to purchases of Company Securities in such an employee stock purchase plan resulting from your periodic or lump sum contribution of money into the plan pursuant to the election you made at the time of your enrollment in the plan. This Policy does apply, however, to your initial election to participate in a Company employee stock purchase plan, changes to your election to participate

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in the plan for any enrollment period and to your sales of Company Securities purchased pursuant to the plan.
E.Dividend Reinvestment Plan
From time to time, the Company may adopt dividend reinvestment plans. This Policy does not apply to purchases of Company Securities under such a dividend reinvestment plan resulting from your reinvestment of dividends paid on Company Securities. This Policy does apply, however, to voluntary purchases of Company Securities resulting from additional contributions you choose to make in a Company dividend reinvestment plan, and to your election to participate in the plan or increase your level of participation in the plan.
F.Gifts
Covered Persons and Related Persons may at any time make bona fide gifts of Company Securities (such as charitable donations, family gifts or estate planning transfers). Charitable gifts that give rise to preferential tax outcomes, however, are prohibited while a Covered Person has Material Nonpublic Information. Depending on the circumstances, recipients of gifts may be subject to restrictions on subsequent sales of such securities. Gifts that are designed to circumvent the insider trading rules are not permitted. Restricted Insiders must consult with, and obtain prior approval from, our General Counsel or a member of our securities laws group prior to making any gifts or contributions of Company Securities.
Directors and Section 16 Officers (defined below) are required to report gifts on Form 4 within two days of such gift.
G.Approved Pre-Planned Trading Programs
Covered Persons and Related Persons may buy or sell Company Securities pursuant to certain pre-planned trading programs that comply with Rule 10b-5 and this Policy (including the “10b5-1 Trading Plan Guidelines” attached hereto as Exhibit A) (a “Rule 10b5-1 Plan”). Once a Rule 10b5-1 Plan has been put in place, purchases or sales of Company Securities may proceed in accordance with that plan even if you become aware of Material Nonpublic Information following the adoption of the Rule 10b5-1 Plan.
Additional Rule 10b5-1 Plan policies apply to Insiders (who are subject to the Company’s preclearance procedures) and Restricted Insiders (who are subject to the Company’s blackout periods), as described in the Additional Policies.
VII.PENALTIES
A.Criminal and Civil Penalties
A violation of the foregoing responsibilities may expose the Company and the individuals involved to severe adverse consequences, including jail terms, criminal fines of several times the amount of profits gained or losses avoided, disgorgement of profits, treble damages, imposition of an injunction, monetary damages and suspension of public trading in Company Securities. Given the severity of the potential penalties, compliance with this Policy is absolutely mandatory.

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Federal criminal authorities may seek penalties that include fines of up to $5,000,000 and 20 years in prison. In addition, current law authorizes enforcement authorities to award substantial dollar “bounties” to persons who provide information leading to the imposition of an insider trading penalty.
The SEC can also seek substantial civil penalties from any person who, at the time of an insider trading violation, directly or indirectly controlled the person who committed such violation. SEC penalties include fines of up to three times the gains received or losses avoided and can be imposed upon the trader and the tipper (i.e., the person who disclosed Material Nonpublic Information to the person who actually made the trade), even when the tipper did not profit from the transaction. The SEC has been granted broad authority to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any provisions of the securities laws. The SEC also may bar a violator from future service as a director or officer of a public company.
Finally, private lawsuits also may be brought against illegal traders by persons who traded without access to the Material Nonpublic Information and incurred losses.
B.Company Imposed Penalties
The Company reserves the right to penalize Covered Persons for violations of this Policy by the Covered Person, or any Related Person, including termination of employment.
VIII.COMPANY ASSISTANCE
Compliance with this Policy is of the utmost importance both for the Covered Persons and the Company. Any person who has a question about this Policy, or its application to any proposed transaction, may obtain additional guidance from the General Counsel. A Covered Person shall not try to resolve uncertainties he or she encounters as the rules relating to insider trading are often complex, not always intuitive and carry severe consequences. Please direct your questions and requests to [email address].
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ADDITIONAL POLICIES AND PROCEDURES FOR INSIDERS
I.INTRODUCTION
The Company has adopted these Additional Policies and Procedures for Insiders (these “Additional Policies”) with respect to trading in Company Securities by Insiders and Restricted Insiders. These Additional Policies supplement the Company’s “Policy Regarding Trading in Company Securities” (the “Base Policy” and together with the Additional Policies, collectively this “Policy”). Capitalized terms used in these Additional Policies and not otherwise defined have the meanings ascribed to such terms in the Base Policy.
These Additional Policies are designed to help Insiders transact in Company Securities in a manner that protects the Insiders and the Company because of the extra public scrutiny faced by Insiders as a result of their positions with the Company. These Additional Policies are also designed to help members of the Company’s board of directors and Section 16 Officers (as defined below) comply with the requirements of the Exchange Act.
All persons subject to these Additional Policies are responsible for reading these policies and procedures and complying with them. You should direct any questions about the application of these Additional Policies, or requests for exceptions, to our General Counsel. Although our General Counsel generally is responsible for the implementation of these Additional Policies, he or she may designate associates to carry out any of the duties described below.
II.WHO IS SUBJECT TO THESE ADDITIONAL POLICIES?
Section III (Preclearance and Broker Interface Procedures) and Section IV (Rules for Specific Transactions) of these Additional Policies apply to all Insiders (i.e., the Company’s directors and executive officers, associates with a title of “Vice President” or higher, Internal Audit, Accounting/Finance, and Legal personnel with a title of “Director” or higher and certain other associates who may periodically have access to Material Nonpublic Information, including members of the corporate finance external reporting and internal audit departments).
Section V (Blackout Periods) of these Additional Policies applies to Insiders who are Restricted Insiders (i.e., the Company’s directors and executive officers, associates with a title of “Vice President” or higher, Accounting/Finance department personnel with a title of “Director” or higher who are involved in financial reporting or financial planning & analysis, and certain other associates who routinely have access to Material Nonpublic Information).
Section VI (Reporting and Other Trading Restrictions Under Section 16 of the Exchange Act) applies to the Company’s directors and Section 16 Officers.
For purposes of these Additional Policies, the Company generally considers the following persons to be “Section 16 Officers”:

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•the Company’s principal executive officer,
•the Company’s principal financial officer,
•the Company’s principal accounting officer,
•the Company’s Chief Human Resources Officer,
•the Company’s General Counsel,
•any vice president of the Company in charge of a principal business unit, division or function, and
•any other officer who performs a policy making function.
The Board of Directors determines the Company’s Section 16 Officers from time to time. The General Counsel may also determine that certain associates are Insiders or Restricted Insiders from time to time. You are receiving these Additional Policies because you are an Insider for purposes of these Additional Policies.
III.PRECLEARANCE AND BROKER INTERFACE PROCEDURES
A.Preclearance Requirement
All Insiders and Related Persons must obtain preclearance from our General Counsel or a member of the Company’s securities law group for any transaction involving Company Securities (including a securities plan transaction such as an option exercise, a gift, a loan or pledge, a contribution to a trust or any other transfer). This includes transactions by entities over which an Insider exercises control. The preclearance requirement applies regardless of whether a “blackout period” is in effect at the time of the intended transaction, but does not apply to trades pursuant to an approved Rule 10b5-l Plan.
B.Preclearance Procedure
A request for preclearance must be submitted to our General Counsel or a member of Company’s securities law group prior to consummation of an intended transaction. It is recommended that associates request an interview at least 24 hours in advance of the intended transaction to allow time to schedule an interview. The request must be in writing and can be sent to [email address]. Following receipt of the request, the General Counsel, or his or her designee will conduct a preclearance interview with the Insider. You must speak to a member of the Company’s securities law group to obtain preclearance authorization before trading in Company Securities.
The General Counsel will then advise the applicable Insider whether the transaction is permitted and whether he or she may proceed with the transaction. If preclearance is denied, the fact of such denial must be kept confidential by the person requesting such preclearance. Unless revoked, preclearance of a transaction is valid only for a two-trading day period. If the transaction order is not placed within that period, clearance of the transaction must be re-requested.

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IV.RULES FOR SPECIFIC TRANSACTIONS
A.Prohibited Transactions
The Company considers it inappropriate for Insiders to engage in speculative transactions in Company Securities or in certain other transactions in Company Securities that may lead to inadvertent violations of insider trading laws or that create a conflict of interest for the Insider. Therefore, Insiders may not engage in any of the following transactions with respect to Company Securities:
•short sales;
•buying or selling options to purchase Company Securities (other than options granted pursuant to the Company’s equity-based compensation plans), including puts or calls;
•holding Company Securities in margin accounts and/or pledging Company Securities as collateral;
•hedging transactions (including with respect to any Rule 10b5-1 Plan); and
•placing standing orders with a broker to buy or sell Company Securities that have a duration in excess of three business days (other than when such orders are made pursuant to a Rule 10b5-1 Plan).
In addition, from time to time, the Company may determine that other types of transactions by Insiders in Company Securities shall be prohibited or shall be permitted only with the prior written consent of the General Counsel.
B.Awards Under Equity-Based Compensation Plans
The Company’s policy is not to make equity awards during a blackout period. However, if the Company were to make an equity award to you during any such period, your receipt of that award would not be in violation of this Policy. In addition, the vesting, during a blackout period or at any other time in which the recipient has Material Nonpublic Information, of an equity award granted by the Company would not violate this Policy, provided that the vesting schedule for such equity award was determined in accordance with the applicable equity-based compensation plan and the recipient’s award agreement and the recipient could not control when such vesting occurred. The exercise, during a blackout period or at any other time in which you have Material Nonpublic Information, of tax withholding rights pursuant to which you elect to have the Company withhold shares to satisfy tax withholding requirements also would not violate this Policy, provided that your award agreement or equity incentive plan pursuant to which the award was granted permits the shares to be withheld for this purpose.
You may not, however, do any of the following during a blackout period or at any other time in which you have Material Nonpublic Information:

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•except as otherwise permitted under this Policy, enter into any transactions under the Company’s deferred compensation plans, and any other benefit plans adopted by the Company from time to time, to the extent the transactions involve an investment in Company Securities; or
•elect to participate in a Company benefit plan if that election involves a decision to invest in Company Securities.
Please be aware that, notwithstanding the foregoing, any subsequent sale of securities received under the Company’s equity-based compensation plans in accordance with this section (including in connection with a broker-assisted cashless exercise of stock options) must be made in a manner that complies with these Additional Policies (e.g., all Insiders must obtain preclearance and Restricted Insiders may not transact during “blackout periods”).
V.BLACKOUT PERIODS
A.Blackout Periods
The Company prohibits Restricted Insiders from trading in Company Securities during the blackout periods described below. The prohibition from trading during these blackout periods does not apply to certain transactions described in Section VI (Specific Policies) in the Base Policy or certain transactions described above in Section IV.B (Awards Under Equity-Based Compensation Plans). However, please be aware that you must consult our General Counsel before trading in Company Securities if you think you may have any Material Nonpublic Information, even during periods that are not blackout periods (except as provided under “Rule 10b5-1 Plan Trading” below). Our General Counsel, in consultation with our outside legal counsel (as appropriate), will make the final determination as to whether you may trade in Company Securities given your knowledge of such information.
1.Quarterly Blackout Periods
The Company prohibits Restricted Insiders from trading in Company Securities during the quarterly “blackout periods” scheduled in advance and set out in a memorandum provided to such persons at the beginning of each quarterly open window period. Our scheduled quarterly blackout periods shall commence on the date set in advance by the Company’s General Counsel, which will generally be no later than the fifteenth business day of the last accounting period during each fiscal quarter and end at 12:00 p.m. on the third full trading day following the public disclosure of our financial results for such fiscal quarter. During these periods, Restricted Insiders generally possess, or are presumed to possess, Material Nonpublic Information about the Company’s financial results. If you have questions regarding the quarterly blackout periods for the current fiscal year, please contact [email address].
The trading restrictions imposed in quarterly blackout periods do not apply to transactions made under an approved Rule 10b5-l Plan, although Rule 10b5-l Plans may not be adopted during a quarterly blackout period.

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2.Special Event Blackout Periods
In addition, from time to time Material Nonpublic Information regarding the Company may be pending and not publicly disclosed, including but not limited to the gain or loss of a significant customer, entry into merger or asset purchase agreements, significant personnel changes, results of certain negotiations or interim earnings guidance. Prior to public disclosure of this Material Nonpublic Information, the Company may impose a special event blackout period during which Restricted Insiders, and any other individuals notified by the Company, will be prohibited from trading in Company Securities. These special event blackout periods will be announced orally, by email or by other appropriate communication. The existence of a special event blackout period will not be announced broadly within the Company; rather, the announcement will be made only to those individuals who are aware of the Material Nonpublic information which requires the trading blackout.
The trading restrictions imposed in special event blackout periods do not apply to transactions made under an approved Rule 10b5-l Plan, although Rule 10b5-l Plans may not be adopted during a special event blackout period.
3.Administrative Blackout Periods
The Company’s Restricted Insiders are prohibited from discretionary trading in Company Securities during administrative blackout periods under its 401(k) plan and other Company retirement plans that include Company Securities. Our General Counsel will advise you whenever an administrative blackout period is imposed with respect to the Company’s 401(k) and other retirement plans.
Limited exceptions apply to administrative blackout periods, and Restricted Insiders should consult with our General Counsel prior to attempting to trade in Company Securities during any such period. Please be aware that any profit realized from a transaction during an administrative blackout period is recoverable by the Company without regard to intent. In addition, unlike Section 16 of the Exchange Act, no matching transaction is required in order to impose the disgorgement penalty.
4.Applicability to Family Members
The Company also requires Related Persons of Restricted Insiders to refrain from trading in Company Securities during blackout periods. While there is no violation of insider trading rules if it can be shown that a family member or other person associated with a Restricted Insider acted independently when trading and without knowledge of Material Nonpublic Information, a strong presumption may arise that Material Nonpublic Information has been shared with such person by the Restricted Insider.
B.Open Trading Windows
Upon receiving preclearance from the General Counsel or a member of the Company’s securities law group (see Section III above), Restricted Insiders are permitted to trade in Company Securities when no blackout period is in effect. Generally, that means that Restricted Insiders may trade during the period beginning on the first day after a quarterly blackout period ends and ending on

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the day that the next quarterly blackout period begins (see Section V.A.1 above). However, even during this trading window, a Restricted Insider who is in possession of any Material Nonpublic Information should not trade in Company Securities until (a) the information has been made publicly available or is no longer material and (b) the General Counsel or a member of the Securities Law group has approved preclearance pursuant to Section III above. In addition, the Company may close this trading window if a special blackout period under Section V.A.2 or V.A.3 is imposed and will re-open the trading window once the special blackout period has ended.
VI.REPORTING AND OTHER TRADING RESTRICTIONS UNDER SECTION 16 OF THE EXCHANGE ACT
A.Section 16(a) Reporting Requirements
Section 16(a) of the Exchange Act requires the Company’s directors, Section 16 Officers and 10% beneficial owners (collectively “Section 16 Persons”) to file beneficial ownership reports in connection with their purchases and sales of Company Securities. SEC rules require that all filings be made with the SEC electronically and posted on the Company’s website.
The consequences for failure to file a Form 3, 4 or 5 or failure to file on a timely basis could result in civil penalties, including substantial monetary penalties and cease and desist orders prohibiting the Section 16 Person from trading in Company Securities for a certain period of time. Criminal penalties could be imposed for a willful failure to comply with reporting provisions. Further, the Company is required to disclose in its annual proxy statement the names of all Section 16 Persons who have failed to timely file all required Section 16(a) reports.
1.Form 3
A Section 16 Person must file a Form 3 (entitled “Initial Statement of Beneficial Ownership of Securities”) with the SEC to report that he or she is a Section 16 Person and his or her ownership interests in the Company. Anyone becoming a Section 16 Person must file a Form 3 within 10 days after becoming a Section 16 Person.
2.Forms 4 and 5
A Section 16 Person must file a Form 4 (entitled “Statement of Changes in Beneficial Ownership”) with the SEC to report a transaction within two business days after the date of such transaction if it results in a change in his or her beneficial ownership of the Company’s equity securities. Such transactions now include the disposition through a bona fide gift. There are three general exceptions to the two-business day reporting requirement.
First, the following types of transactions may be reported on a Form 4 within two business days following the date the Section 16 Person receives notice of the transaction (but in no event later than five business days following the transaction), rather than two business days following the date on which the transaction occurs:
•a transaction pursuant to a Rule 10b5-l plan under which the Section 16 Person does not select the date on which the purchases or sales take place; and

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•a “discretionary transaction” (as defined in Rule 16b-3) pursuant to an employee benefit plan for which the Section 16 Person does not select the date on which transactions take place (such as transfers in or out of, or cash withdrawals from, a Company stock fund in a 401(k) plan or other employee benefit plan).
Second, certain transactions may, and in a few instances must, be reported on a yearend Form 5. A Form 5 must be filed with the SEC within 45 days after the end of such fiscal year by each person who was a Section 16 Person for any part of a company’s fiscal year (unless he or she has no transactions to report on the Form 5). Section 16 Persons also must report on a Form 5 all transactions that occurred during the fiscal year that should have been, but were not, reported earlier on Form 4.
Third, the following types of transactions do not trigger any Form 4 or Form 5 filing requirement:
•an acquisition under an employee stock purchase plan;
•a transaction (other than a “discretionary transaction”) under certain employee benefit plans, such as pension plans, 40l(k) plans or related excess benefit plans;
•an acquisition through a stock split, stock dividend or other pro rata distribution to stockholders of the Company;
•an acquisition under certain dividend or interest reinvestment plans; and
•an acquisition or disposition as a result of a domestic relations orders (such as a divorce decree).
Although these transactions do not require the filing of a Form 4 or Form 5, the next Form 4 or Form 5 filed after the occurrence of one of these transactions should reflect the effects of these transactions in the column reporting post-transaction security ownership.
3.Preparation of Forms 3, 4 and 5
Although the responsibility for the timely filing of reports and compliance with trading restrictions rests with each individual required to report or comply, the Company will prepare and file Forms 3, 4 and 5 on behalf of Section 16 Persons. All Forms 3, 4 and 5 prepared on behalf of a Section 16 Person will be based on information provided by the Section 16 Person. Accordingly, all Section 16 Persons must proactively communicate with the securities law group regarding any transaction or proposed transaction in Company securities.
In order to enable the Company to prepare and file the Forms 3, 4 and 5 on a timely basis, we must have on file an executed power of attorney authorizing the designated individuals to sign and file Section 16 reports on your behalf. Execution of this power of attorney will not preclude you from preparing, filing and signing these Section 16 reports if you choose to do so. However, having the form on file with the Company will enable the designated individuals to sign and timely file the Section 16 reports on your behalf if you are not available, thus preventing a violation of the

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securities laws. Please contact our [email address] to obtain a blank form of power of attorney if we do not already have an executed power of attorney on file for you.
B.Section 16(b) Short-Swing Profit Liability
Section16(b) of the Exchange Act allows a Company to recover any profit realized by one of its Section 16 Persons resulting from any combination of purchases and sales of the Company’s equity securities within a period of less than six months. Such liability arises without regard to whether any such transactions occur outside of the blackout periods referred to above. Profits are determined for this purpose by matching the highest sales price during the period with the lowest purchase price and are to be recovered even if the Section 16 Person realized no actual profit for the period or he or she sustained a net loss. Although the purpose of the statute is to prevent trading on the basis of Material Nonpublic Information, the recovery provision operates without regard to the intent of the Section 16 Person or the actual possession of Material Nonpublic Information and may not be waived by the Company.
The restrictions on “short-swing” trading apply not only to trading in Company Securities but also to any “derivative security.” Thus, for example, a grant or exercise of options (other than grants or exercises made under a plan that is exempt from Section 16(b)) would be considered to be a “purchase” or sale of Company Securities under Section 16. Other transactions not necessarily thought to involve purchases, such as corporate mergers, also may be covered. The SEC has exempted certain transactions, such as purchases under employee benefit plans that have been approved by stockholders or the board of directors, from the “short-swing” profit recovery provisions of Section 16 (but not the reporting provisions). The Company’s Amended and Restated 2020 Equity Incentive Plan, Amended and Restated 2012 Equity Incentive Plan, Amended and Restated 2004 Equity Incentive Plan and 2002 Stock Incentive Plan and Employee Stock Ownership Plan have all been approved by the Company’s Board of Directors and stockholders. Section 16 Persons remain subject to these Section 16 requirements and restrictions for a period of up to six months after terminating their positions with the Company.
VII.INTERPRETATION AND AMENDMENT
The Company’s General Counsel and Corporate Secretary is authorized, empowered and directed to oversee the administration of the Insider Trading Policy, including rendering conclusive interpretations of the Insider Trading Policy and any modifications to the Insider Trading Policy that such officer deems necessary, appropriate and in the best interests of the Company (provided such modifications do not substantively change the Insider Trading Policy).
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EXHIBIT A
GUIDELINES FOR RULE 10b5-1 PLANS
I.INTRODUCTION
To avoid potential liability for insider trading, a Covered Person may wish to rely upon the affirmative defenses established by Rule 10b5-l under the Exchange Act. Rule 10b5-l is available to an individual or entity who purchases or sells a security under a binding contract, specific instruction or written plan that the person or entity put into place before becoming aware of Material Nonpublic Information. This is referred to as a Rule 10b5-l Plan.
Rule 10b5-1 provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person must enter into a Rule 10b5-1 Plan that meets the conditions specified in Rule 10b5-1. Rule 10b5-1 presents an opportunity for Covered Persons to establish plans to sell or purchase Company Securities even when in possession of Material Nonpublic Information concerning the Company. Rule 10b5-1 only provides an “affirmative defense” if there is an insider trading lawsuit. It does not prevent anyone from bringing a lawsuit, nor does it prevent the media from reporting on any transactions executed pursuant to a Rule 10b5-l Plan.
You have the ultimate and exclusive responsibility for adhering to these guidelines and the requirements set forth herein. Any action on the part of the Company, any member of the Company’s legal department, or any other employee pursuant to these guidelines (or otherwise) does not in any way constitute legal advice or insulate you from liability under applicable securities laws. As such, if you violate these guidelines, the Company may take disciplinary action, including dismissal for cause. You must notify the General Counsel if you become aware of a breach of these guidelines, either by you or by another person subject to these guidelines.
II.CREATING A RULE 10B5-1 PLAN
Insiders who participate in a Company stock incentive plan have accounts maintained by [broker]. Covered Persons may also have accounts with other traditional brokers. Most traditional brokers offer a form of Rule 10b5-1 Plan that Covered Persons can use to establish arrangements to purchase or sell Company Securities. Insiders who wish to adopt such a Rule 10b5-1 Plan must submit the plan to the General Counsel for review and approval. The General Counsel may require that your broker modify its form of Rule 10b5-1 Plan to comply with these guidelines. Please direct your Rule 10b5-1 requests to [email address].
To create a Rule 10b5-l Plan, you must enter into a written plan for trading securities that has the following attributes. The plan must:
•Be entered into in good faith at a time when you do not possess Material Nonpublic Information concerning the Company. Your Rule 10b5-1 Plan may not be entered into as part of a plan or scheme to otherwise trade

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on the basis of Material Nonpublic Information concerning the Company. To comply with these requirements, all Insiders must complete the preclearance process prior to entering into a Rule 10b5-1 Plan. Restricted Insiders may not enter into a Rule 10b5-1 Plan during a blackout period. Additionally, Directors and Section 16 Officers must personally certify pursuant to a representation in a Rule 10b5-1 plan that (i) they are not aware of any Material Nonpublic Information about the security or issuer and (ii) they are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of this section. You must act in good faith for the duration of the plan. For example, you should not improperly influence the timing of a corporate disclosure to benefit a trade scheduled to occur under your Rule 10b5-1 plan.
•Be in writing and preapproved by the General Counsel. The General Counsel must approve your written Rule 10b5-1 Plan before you may enter into it.
•Include appropriate trading instructions. You may either specify the price, number of shares and date of trades ahead of time or provide a formula or other instructions by which your broker can determine the price, amount and date of trades. Alternatively, you may simply authorize your broker to make purchase and sale decisions on your behalf without any control or influence by you.
•Limitation on multiple plans. Generally, multiple overlapping plans are prohibited. You may maintain two, separate Rule 10b5-1 plans, so long as trading under the later plan is not authorized to begin until after all trades under the earlier plan are completed or expire without execution, and provided that the later plan observes an “effective cooling-off period” (i.e., the applicable cooling-off period that would apply if the later plan were deemed to be put in place the day the earlier plan was terminated and the applicable cooling-off period were then observed).
•Prohibit you from exercising any influence over the amount of securities to be traded, the price at which they are to be traded, or the date of the trade. You may delegate discretionary authority to your broker, but in no event may you consult with your broker regarding executing transactions, or otherwise disclose information to your broker concerning the Company that might influence the execution of transactions, under your Rule 10b5-1 Plan after it commences.
•Include a 30-day cooling off period between your adoption or modification of your Rule 10b5-1 Plan and the first possible transactions thereunder.

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•For Directors and Section 16 Officers, include a cooling off period between your adoption or modification of your Rule 10b5-1 Plan and the first possible transactions thereunder that lasts until the later of:
othe 90th day following the plan adoption or modification, or otwo business days following the disclosure in Form 10-K or 10-Q of the Company’s financial results for the first quarter in which the plan was adopted or modified, but in no case is the cooling-off period required to exceed 120 days.
The cooling off period is designed to minimize the risk that a claim will be made that you were aware of Material Nonpublic Information concerning the Company when you entered into the Rule 10b5-1 Plan and that the plan was not entered into in good faith.
•Include an expiration date that is at least six months but not more than 18 months from the effective date of your Trading Plan. We will not approve plans with terms less than 6 months or in excess of 18 months. Shorter-term plans may be viewed as an attempt to make advantageous short-term trades, and longer-term plans are likely to have to be amended or terminated, which defeats the ultimate purpose of Rule 10b5-1 Plans.
III.TRADING OUTSIDE YOUR RULE 10B5-1 PLAN
You may only purchase or sell Company Securities outside of your Rule 10b5-1 Plan in accordance with the Policy Regarding Trading in Company Securities. In addition, you may not buy or sell Company Securities in an effort to use a hedging strategy to offset your plan trades while a plan is in effect. Any trading outside of your Rule 10b5-1 Plan will be subject to heightened scrutiny for potential hedging and, depending on the circumstances, it is generally advisable not to engage in any trading outside the plan.
IV.AMENDING, SUSPENDING OR TERMINATING YOUR RULE 10B5-1 PLAN
Amendments, including suspensions, and terminations will be viewed in hindsight and could call into question whether the Rule 10b5-1 Plan was entered into in good faith. As a result, amendments and terminations of Rule 10b5-1 Plans require preapproval of the General Counsel or a member of the Company’s securities law group following a preclearance interview, which will inquire into the change in circumstances that has occurred since the inception of the Rule 10b5-1 Plan that is giving rise to the requested amendment or termination. Scheduled sales or purchases of Company Securities pursuant to your Rule 10b5-1 Plan will not be halted during the pendency of your amendment or termination request. The Company has the right at any time to require additional and/or different requirements in connection with the amendment or termination of a trading plan in order to protect you and the Company from potential liability. Further, your Rule 10b5-1 Plan

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may be terminated or suspended by the Company at any time and for any reason. In addition, you may voluntarily amend or terminate your Rule 10b5-1 Plan, subject to the following conditions:
•You may not amend or terminate your Rule 10b5-1 Plan while in possession of Material Nonpublic Information;
•You must sign a certificate in favor of the Company and your broker affirmatively stating you do not possess Material Nonpublic Information concerning the Company at the time of the amendment or termination;
•Restricted Insiders may not amend or terminate Rule 10b5-1 Plans during blackout periods;
•Your amendment must include a cooling off period consistent with those required of a new plan as outlined above between your commitment to such amendment and any trades under the amended plan; and
•You will be limited to one amendment or suspension of your Rule 10b5-1 Plan during its term.
V.ADDITIONAL COMPANY GUIDELINES
None of the requirements or plan terms currently contemplated by these guidelines are exhaustive or limiting on the Company. The Company has the right to require the inclusion of additional provisions in your Rule 10b5-1 Plan designed to protect you and/or the Company, whether before or after the Rule 10b5-1 Plan has been approved by the General Counsel, or to delete or amend existing provisions.
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